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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934

                Date of Report (Date of Earliest Event Reported)
                                 April 12, 2004

                         General Growth Properties, Inc.
             (Exact name of registrant as specified in its charter)

       Delaware                    1-11656                     42-1283895
       --------                    -------                     ----------
   (State or other               (Commission                (I.R.S. Employer
   jurisdiction of               File Number)                Identification
    incorporation)                                               Number)

                  110 N. Wacker Drive, Chicago, Illinois 60606
               (Address of principal executive offices) (Zip Code)

                                 (312) 960-5000
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

The Grand Canal Shoppes:

GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership") has entered into an agreement dated as of April 12, 2004 with Grand Canal Shops Mall Subsidiary, LLC and Grand Canal Shops Mall MM Subsidiary (collectively, the "Sellers") to acquire a 100% interest in The Grand Canal Shoppes at The Venetian Casino Resort (the "Venetian") in Las Vegas, Nevada. General Growth Properties, Inc., a Delaware corporation and the general partner of the Operating Partnership, holds an approximate 70% general partnership interest in the Operating Partnership. The aggregate consideration for The Grand Canal Shoppes will be approximately $766 million. The acquisition will be funded by a combination of new five-year non-recourse fixed rate mortgage debt and a new five-year fixed rate unsecured term loan. The transaction is expected to close on or before May 17, 2004.

The Grand Canal Shoppes is situated within the Venetian on Las Vegas Boulevard and opened in 1999. The Grand Canal Shoppes is comprised of three major components: (1) approximately 407,077 square feet of Gross Leasable Area ("GLA") located on two levels and situated within the Venetian complex; (2) a three-story, approximately 38,074 square foot retail annex with direct retail frontage onto Las Vegas Boulevard; and (3) approximately 91,713 square feet of GLA located on the hotel/casino level of the Venetian including the Grand Lux Cafe.

Pursuant to a separate agreement (the "Phase II Agreement"), the Operating Partnership will also acquire from affiliates of the Sellers the multi-level retail space that will be part of The Palazzo (the working title of the Venetian's Phase II property), a new approximately 3,000 room hotel/casino that will be connected to the existing Venetian and the Sands Expo and Convention Center facilities (the "Phase II Acquisition"). The Palazzo is currently under development and is expected to be completed by late 2006. If completed as specified under the terms of the Phase II Agreement, the minimum purchase price for the Phase II Acquisition retail space will be $250 million, payable to affiliates of the Sellers upon grand opening. The price is subject to possible upward adjustments based upon the actual square footage built and the actual net operating income achieved during the 30 months after opening. The Phase II Acquisition is expected to be funded by a combination of cash on hand, available funds from credit facilities of the Operating Partnership and from proceeds of new and replacement long term loans to be obtained at new and currently owned properties.

The Purchase Agreement and the Phase II Agreement are both subject to the satisfaction of separate and customary closing conditions.

Riverchase Galleria:

On April 15, 2004 a subsidiary of the Operating Partnership entered into a contract to acquire a 50% interest in a joint venture which owns Riverchase Galleria, a 1.5 million square foot enclosed regional mall in Birmingham, Alabama. The acquisition price is expected to be approximately $166 million which will be paid by assumption of debt and in cash primarily from proceeds of refinanced mortgage debt collateralized by existing properties and

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unsecured term loans at a closing which is scheduled to occur in mid-May. A subsidiary of the Operating Partnership will manage the property and one of the current venture partners will retain a 50% interest in the joint venture.

Mall of Louisiana:

In a separate agreement, on April 20, 2004, the Operating Partnership agreed with Eastern Investment Management Company and certain affiliates of the remaining 50% joint venture partner of the Riverchase Galleria, to acquire 100% of their respective interests in the Mall of Louisiana, a 1.2 million square foot, two-level mall in Baton Rouge, Louisiana. The acquisition of Mall of Louisiana will also include approximately 57 acres of developable land adjacent to the existing property. The purchase price of approximately $265 million will be paid in cash which is expected to be obtained from newly arranged refinanced mortgage loans collateralized by existing properties and unsecured term loans at a closing scheduled to occur in mid-May.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements - Not Applicable.

(b)      Pro Forma Financial Information - Not Applicable.

(c)      Exhibits

Exhibit No.  Exhibit
-----------  -------
   2.1       Purchase and Sale Agreement dated as of April 12, 2004 by and between Grand Canal Shops Mall Subsidiary, LLC and Grand Canal
             Shops Mall MM Subsidiary, Inc., as sellers and GGP Limited
             Partnership, as purchaser.

  99.1       Press Release dated April 12, 2004

  99.2       Press Release dated April 20, 2004

ITEM 9. REGULATION FD DISCLOSURE

On April 12, 2004, General Growth Properties, Inc. issued a press release describing the Grand Canal Shoppes acquisition reported in Item 5. A copy of this press release is being furnished as Exhibit 99.1 to this report.

On April 20, 2004, General Growth Properties, Inc. issued a press release describing the Mall of Louisiana and Riverchase Galleria acquisitions reported in Item 5. A copy of this press release is being furnished as Exhibit 99.2 to this report.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GENERAL GROWTH PROPERTIES, INC.

                                   By: /s/  Bernard Freibaum
                                      ------------------------------------------
                                      Bernard Freibaum
                                      Executive Vice President and
                                      Chief Financial Officer

Date:  April 26, 2004

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                                  EXHIBIT INDEX

EXHIBIT
NUMBER            NAME
  2.1             Purchase and Sale Agreement dated as of April 12, 2004 by and between Grand Canal Shops Mall Subsidiary, LLC and Grand Canal
                  Shops Mall MM Subsidiary, Inc., as sellers and GGP
                  Partnership, as purchaser.

 99.1             Press Release dated April 12, 2004.

 99.2             Press Release dated April 20, 2004.